Exhibit 10.34

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Five Prime Therapeutics, Inc. (“Five Prime”) who is not an employee of Five Prime will receive the cash and equity compensation described below.

Cash Compensation

Five Prime will pay non-employee Board members the annual fees set forth below in quarterly installments, pro-rated for any partial quarter service.

Chairperson of the Board	$80,000
Lead Independent Director	$60,000
Board member (other than the Chairperson or Lead Independent Director)	$45,000

Chairperson of the Audit or Compensation Committee	$20,000
Audit or Compensation Committee member (other than the Chairperson)	$10,000

Chairperson of the Nominating and Corporate Governance or Research and Development Committee	$15,000
Member of the Nominating and Corporate Governance or Research and Development Committee (other than the Chairperson)	$7,500

Equity Compensation

In connection with the appointment of a non-employee to the Board, Five Prime will grant to such non-employee Board member a one-time award of an option to purchase 40,000 shares of common stock of Five Prime, which will vest in equal annual installments over a three-year period, subject to such Board member’s continuous Service (as that term is defined in Five Prime’s 2013 Omnibus Incentive Plan).

Promptly after each annual meeting of stockholders of Five Prime, Five Prime will grant to each non-employee member of the Board an option to purchase 20,000 shares of common stock of Five Prime, which option will vest in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day before the subsequent annual meeting of stockholders, subject to such Board member’s continuous Service.

Five Prime will also reimburse each member of the Board for their travel expenses incurred in connection with attendance at meetings of the Board or its committees.

Effective November 21, 2019